028870

NUMBER

U

SEE REVERSE FOR CERTAIN DEFINITIONS

UNITS

CUSIP 023850 20 9

AMERICAN APPAREL, INC.

UNITS CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

THIS CERTIFIES THAT

is the owner of Units.

Each Unit ("Unit") consists of one (1) share of common stock, par value $.0001 per share ("Common Stock"), of American Apparel, Inc., a Delaware corporation (the "Company"), and one (1) warrant (the "Warrants"). Each Warrant entitles the holder to purchase one (1) share of Common Stock for $6.00 per share (subject to adjustment). Each Warrant will expire unless exercised before 5:00 p.m., New York City Time, on December 14, 2009, or earlier upon redemption (the "Expiration Date"). The terms of the Warrants are governed by a Warrant Agreement, dated as of December 15, 2005 between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 17 Battery Place, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

Witness the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.

Dated:

CHAIRMAN OF THE BOARD

AMERICAN APPAREL, INC.
CORPORATE
SEAL
2005
DELAWARE

TREASURER

COUNTERSIGNED AND REGISTERED:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
TRANSFER AGENT
AND REGISTRAR

BY

AUTHORIZED OFFICER